Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in registration statements (No. 333-11097 and 333-67208) on Form S-8 and registration statement (No. 333-172935) on Form S-3 of Mitcham Industries, Inc. of our report dated April 6, 2011, relating to our audit of the consolidated financial statements for the year ended January 31, 2011, which appear in the Annual Report on Form 10-K of Mitcham Industries, Inc. for the year ended January 31, 2011.
Hein & Associates LLP
Houston, Texas
April 6, 2011